Exhibit 99.2

Intro: Brent Stringham

Good afternoon and thank you for joining our quarterly earnings call. Joining me on the call today is our President and Chief Executive Officer, Saleel Awsare.

A “live” and archived webcast of today’s call will be available on the company’s website. In addition, you can find the call-in details for the phone replay in today’s earnings release.

During this call, management may make forward-looking statements which involve risks and uncertainties that could cause our results to differ materially from management's current expectations. We encourage you to review the cautionary statements and risk factors contained in the earnings release, which was furnished to the SEC today and is available on our website, and in the Company’s SEC filings such as its 10-K and 10-Qs. Lantronix undertakes no obligation to revise or update publicly any forward-looking statements to reflect future events or circumstances.

Please refer to the news release and the financial information in the investor relations section of our website for additional details that will supplement management’s commentary.

Furthermore, during the call, the company will discuss non-GAAP financial measures. Today's earnings release, which is posted in the Investor Relations section of our website, describes the differences between our non-GAAP and GAAP reporting and presents reconciliations for the non-GAAP financial measures that we use.

With that, I’ll now turn the call over to Saleel.

Saleel Awsare:

Thanks Brent, and thank you, everyone, for joining us on the call today.

We reported revenue of $34.4 million for the First Quarter of Fiscal 2025 which was up 4% compared to the same quarter last year. Non-GAAP EPS was 6 cents.

Brent Stringham, our interim CFO, will provide more details on the First Quarter financial results shortly.

On the call today, I’d like to highlight three topics with you:

1.	Our recently announced acquisition of Netcomm’s IoT product line;
2.	The progress we’re making in our collaboration with Qualcomm in Edge AI; and
3.	Our strategic focus on investing in areas where we can differentiate and demonstrate IoT leadership, while continuing to emphasize operational efficiency and cost savings.

First, our purchase of Netcomm’s IoT product line for $6.5 million in cash fits very well with our Compute & Connect strategy. It strengthens our Connect offerings by providing our customers with leading-edge IoT solutions. The acquisition expands our portfolio in Gateway, Routers, and Modems including the latest 5G products, enhancing our Edge Compute solutions. It also adds new blue-chip Enterprise customers for additional cross-selling opportunities and opens target-rich unserved geographic markets for our products such as Australia and New Zealand. In Calendar Year 2024, the Netcomm products are expected to generate approx. $6M to $7M in revenue, and the acquisition is expected to be immediately accretive to EPS.

In summary, this transaction improves our competitive position in the cellular gateway market; reduces our R&D requirements for the development of a 5G IoT Gateways & Router line; and contributes additional revenue to our Enterprise business.

The deal is expected to close in November subject to customary closing conditions.

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Second, on the topic of Edge AI, I’m very pleased to report the last four months have been very productive in our engagement and strategic collaboration with Qualcomm for AI & Machine Learning. We delivered on three milestones recently, including:

-	First, we are thrilled to announce the signing of a development agreement with Qualcomm to advance their Graphical Composer tool to accelerate new Edge AI applications. What we’re doing is optimizing Qualcomm’s “AI Hub” tool kit to manage complex AI workflows, making it easier for end users to do AI modeling. The collaboration with Qualcomm demonstrates our ability to deliver scalable, high-performance AI solutions for our partners, customers, and the AI ecosystem;

-	Second, we are expanding our offerings in the Smart Cities vertical by successfully launching the first AI-enabled Edge Compute gateway called SmartLV in collaboration with Qualcomm. Our SmartLV gateway, which deploys their IQ-615 processor, was designed specifically for low-voltage substations and in next-generation smart grids, utilities, and other industrial applications. SmartLV provides operators with real-time management of their networks, enabling them to deliver energy-on-demand while ensuring network stability during periods of peak loading; and

-	Third, earlier this month, we announced five new “System-in-Package” solutions based on the latest Qualcomm processors. These new SiP & SOM solutions work at the edge of the network and help to accelerate the development of AI applications in the Enterprise and Industrial markets such as video surveillance, robotics, and industrial automation. As AI moves to the Edge, we are positioning ourselves to lead not only with Qualcomm-based System in Package solutions but also gateway hardware and software solutions. We have differentiated IP, development capabilities, and are a Western-based supplier. While this will take time, we expect to see momentum in this area in 2026 and beyond.

Together, these achievements with Qualcomm allows us to lay the foundation for our long-term strategy to become a key player in the Edge AI ecosystem, driving innovation and delivering end-to-end solutions that address the evolving needs of industries transitioning to AI-powered, edge-centric architectures.

And finally, we are implementing initiatives to drive business focus, improve operating efficiency, and enhance future profitability. Specifically,

-	we're in the process of streamlining our product portfolio. Going forward, we’ll not be making future investments in some non-core products such as our WiFi & GNSS modules. These lines are smaller contributors to our top-line and we want to direct our development resources on core growth areas where we provide differentiation and leadership; and

-	we are in the process of moving from seven sites globally to four “centers of excellence”, providing scale and efficiency.

With these initiatives and others already identified, we expect to reduce our FY’25 Operating Expenses by approximately $4.5M relative to FY’24, and we expect these initiatives to be fully implemented by the end of March 2025.

In conclusion, we remain focused on the mega-trend of enabling Edge Intelligence with our Compute & Connect solutions, allowing our customers to improve their real-time decision making while increasing their operational efficiency. And we are continuing to focus on profitable growth, cash generation, and making the right investments that help scale the business into FY2026 and beyond. We will continue to look for acquisitions that complement our core strategy as demonstrated by our pending Netcomm acquisition.

Overall, I am very pleased with our accomplishments this quarter including the acquisition of the Netcomm’s IoT product line; our progress with Qualcomm in Edge AI; and focusing our product portfolio and improving our operating efficiency.

With that, I will now turn the call over to Brent Stringham, our interim CFO.

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Brent Stringham:

Thank you, Saleel.

I will review the financial results and some business highlights for our first quarter of fiscal year 2025 before commenting on our financial outlook for the second quarter of Fiscal 2025.

For FQ1 2025, we reported revenue of $34.4 million, which was at the lower end of our guidance range. As expected, sequentially, revenue was down from the record revenues we reported last quarter which included relatively high shipments to our smart grid customer to support its initial deployments. On a year-over-year basis, FQ1 2025 revenue was up 4 percent.

Embedded IoT Solutions revenue increased by 18% from both the sequential and year ago periods. Sequentially, the increase was primarily driven by growth from a large enterprise video conferencing customer.

IoT System Solutions decreased by 47% and 1% from the sequential and year ago periods, respectively. The sequential decrease was largely driven by the expected reduction of approximately $16M in shipments to our large smart grid customer, and a large federal government agency order which did not materialize as originally expected. We expect this to be fulfilled incrementally in the coming quarters.

Software and Services were up 8% sequentially and lower by 13% from the year-ago quarter as products have moved into production.

GAAP gross margin was 42.1% for FQ1 2025 compared to 38.1% in the prior quarter and 42.7% in the year ago quarter.

Non-GAAP gross margin was 42.6% for FQ1 2025 compared to 38.8% in the prior quarter and 44.0% in the year ago quarter. As expected, gross margin improved sequentially as we did not experience similar inventory-related charges as in the previous quarter. We expect gross margin percent to remain in the low 40s range.

GAAP SG&A expenses for FQ1 2025 were $9.5 million compared with $9.2 million in the year-ago quarter and $11.1 million in the prior quarter. The sequential decrease was largely due to lower variable and share-based compensation owing to the lower revenue levels.

GAAP R&D expenses for FQ1 2025 were $5.0 million, compared with $5.1 million in the year-ago quarter and $5.3 million in the prior quarter.

GAAP net loss was $2.5 million, or 7 cents per share, during FQ1 2025 compared to GAAP net loss of $1.9 million, or 5 cents per share, in the year ago quarter.

Non-GAAP net income was $2.3 million or 6 cents per share during FQ1 2025 compared to non-GAAP net income of $2.5 million, or 7 cents per share, in the year ago quarter.

As Saleel mentioned earlier, the streamlining of our product portfolio and site consolidation is allowing us to reduce our operating costs.

These activities are underway, and we expect will result in quarterly non-GAAP Opex in the range of $11.25 to $11.75 million for the balance of the Fiscal Year.

For the full year, we expect to reduce our non-GAAP operating expenses by approximately $4.5 million relative to Fiscal 2024.

Now turning to the balance sheet...

We ended FQ1 2025 with cash and cash equivalents of $26.4 million, relatively flat with the prior quarter, and we generated positive operating cash flow of $2.7 million.

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Net inventories increased slightly to $29.5 million as of FQ1 2025, as compared to $27.7 million in the prior quarter.

Now turning to our outlook. For the second quarter of Fiscal 2025 we expect:

•	Revenue to be in the range of $29 to $33 million.
•	We’re expecting sequentially lower revenue in FQ2 primarily due to lower volume from our largest Automotive customer in Turkey, and slightly lower activity in our Enterprise vertical market.
•	As a result, we’re expecting non-GAAP EPS in a range of 1 cent to 5 cents per share in FQ2.
•	This guidance for FQ2 does not include any contribution from the purchase of Netcomm’s IoT product line, as we have not yet closed the acquisition.

With that, we complete our prepared remarks for today, so I’ll now turn it over to the Operator to conduct our Q&A session.

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